Calculation of Filing Fee Tables
S-4
NextCure, Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, $0.001 par value per share	Other	87,344,471		$ 29,114.83	0.000087	$ 2.53
Fees to be Paid	2	Equity	Warrants to purchase Common Stock	Other	13,522,901		$ 0.00	0.000087	$ 0.00
Fees Previously Paid	3	Equity	Common Stock, $0.001 par value per share	Other	443,883,560		$ 147,961.19		$ 20.43
Fees Previously Paid	4	Equity	Warrants to purchase Common Stock	Other	67,579,821		$ 0.00		$ 0.00
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 177,076.02		$ 22.96
			Total Fees Previously Paid:						$ 20.43
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 2.53
Offering Note
[1]	(A) Relates to common stock, $0.001 par value per share, of NextCure, Inc., a Delaware corporation ("NextCure"), issuable to holders of common stock, $0.0001 par value per share, of Avere Therapeutics, Inc., a Delaware corporation ("Avere"), and other Avere security holders in the proposed merger of Neptune Merger Sub Corp., a Delaware corporation and a direct, wholly owned subsidiary of NextCure, with and into Avere, with Avere surviving the merger, and as part of the same overall transaction, Avere will merge with and into Neptune Second Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of NextCure, with Neptune Second Merger Sub, LLC continuing as a wholly owned subsidiary of NextCure and the surviving entity of the merger. The amount of common stock of NextCure to be registered includes the estimated maximum number of shares of common stock of NextCure that are expected to be issued (or become issuable) pursuant to the merger, without taking into account the effect of a conversion of each two to five outstanding shares of NextCure common stock into one share of common stock of the Texas corporation (the "Re-domiciliation Exchange") following the conversion of NextCure from a Delaware corporation to a Texas corporation, assuming an estimated pre-conversion exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 6.9730 shares of common stock of NextCure for each outstanding share of capital stock of Avere. The issuances of (i) all shares of NextCure Common Stock in exchange for each share of Avere Common Stock (including shares of Avere Common Stock issued in the Avere Pre-Closing Financing) and Avere Preferred Stock, (ii) all NextCure Pre-Funded Warrants issued in exchange for Avere Pre-Funded Warrants issued in the Avere Pre-Closing Financing, (iii) all NextCure Pre-Funded Warrants issued to certain Avere stockholders in lieu of shares of NextCure Common Stock otherwise issuable to such stockholders in the merger in excess of such stockholders' beneficial ownership limitations, and (iv) all shares of NextCure Common Stock issuable upon exercise of NextCure Pre-Funded Warrants described in clauses (ii) and (iii), are intended to be covered by this registration statement on Form S-4. In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any securities that may from time to time be offered or issued resulting from forward or reverse stock splits, stock dividends or similar transactions. (B) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Avere is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the merger is one-third of the aggregate par value of the Avere securities expected to be exchanged in the proposed merger.

[2]	Consists of NextCure Pre-Funded Warrants issued in the merger in exchange for Avere Pre-Funded Warrants issued in the Avere Pre-Closing Financing and NextCure Pre-Funded Warrants issued to certain Avere stockholders in lieu of shares of NextCure Common Stock otherwise issuable to such stockholders in the merger in excess of such stockholders' beneficial ownership limitations, in each case, without taking into account the effect of the Re-domiciliation Exchange of common stock of NextCure, assuming an estimated pre-conversion exchange ratio (which is subject to adjustment prior to the closing of the merger) of approximately 6.9730 shares of common stock of NextCure for each outstanding share of capital stock of Avere. The registration fee with respect to the NextCure Pre-Funded Warrants has been allocated to the underlying shares of NextCure Common Stock issuable upon exercise of such NextCure Pre-Funded Warrants, as described in footnote (1).

[3]	See Offering Note 1.

[4]	See Offering Note 2.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date